Exhibit 21.1

Subsidiaries of Dot VN, Inc.
a Delaware corporation
as of April 30, 2010

The following subsidiaries are wholly owned by the Company:

Hi-Tek Multimedia, Inc., a California corporation
d.b.a.            Hi-Tek

Dot VN Company, Ltd. (Danang City), an entity existing under the laws of Vietnam and licensed by Danang City
d.b.a.            Dot VN Danang

Dot VN Company, Ltd. (Ho Chi Minh City), an entity existing under the laws of Vietnam and licensed by Ho Chi Minh City
d.b.a.            Dot VN HCMC